Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES CORPORATE REALIGNMENT

— Company to reduce workforce by approximately one-quarter, reduce expenses and focus primarily on novel cancer program —

REDWOOD CITY, CA – October 29, 2007 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced a corporate realignment to reduce expenses and focus its activities on its hypoxia-activated prodrug (HAP) program and the currently ongoing clinical trials of glufosfamide.

Corporate Realignment

The Company is committed to reducing cash burn and refocusing its research and development efforts. The Company is taking the following actions:

•

The Company will realign several areas of its operations and reduce staff by approximately one-quarter from 44 employees to 32. As part of this action, Cathleen Davis, the Company’s vice president, Finance and Controller and Kevin Kaster, the Company’s senior vice president, Corporate Development will leave the Company. Joel Fernandes, who is currently the Company’s assistant controller, will serve as senior director, Finance and Controller, effective November 2, 2007. Cathleen Davis and Kevin Kaster will continue to serve the Company as consultants.

•	The Company is planning to reduce consulting and other external expenses.

In connection with these actions, Threshold expects to pay severance benefits of approximately $1.2 million in the fourth quarter of 2007. The Company continues to expect cash used for operations to be in the range of $30 to $35 million in 2007. The Company currently expects cash and investments to be sufficient to fund projected activities at least through the first quarter of 2009. As of June 30, 2007, Threshold had $34.9 million in cash and investments.

“This is just one of several steps that Threshold is taking to bring greater focus to our HAP program that we believe holds great promise for the treatment of solid tumors,” said Barry Selick, Threshold’s chief executive officer. “Dr. John Curd’s recent appointment as president and CMO, this realignment, and an aggressive partnering effort for glufosfamide will enable us to redirect our resources in a way to optimize the chances of successfully developing not only TH-302 but follow-on compounds from this program as well.”

“Kevin Kaster is one of the most talented strategists and Intellectual Property attorneys I have had the pleasure of working with—his counsel and dedication to Threshold has been invaluable since joining the Company in 2002 and I look forward to his ongoing contributions to the Company as a consultant,” said Barry Selick, Threshold’s chief executive officer. “Cathy Davis’ superb financial and leadership skills were critical to Threshold over the last two years—she has been a wonderful colleague and a highly valued member of our management team. I wish both Kevin and Cathy great success in their future endeavors.”

Focused Development Efforts

The Company’s research and development efforts will be primarily focused on:

•

TH-302, a hypoxia-activated prodrug designed to exploit low oxygen levels in hypoxic tumor regions. TH-302 was discovered by Threshold scientists and is currently in a Phase 1 clinical trial in solid tumors. The preclinical data for this compound suggests impressive activity against both primary tumors as well as their metastases.

•

Glufosfamide. This year, the Company plans to complete enrollment and report results in the Phase 2 trial of glufosfamide in soft tissue sarcoma and analyze preliminary efficacy data from the Phase 2 trial of glufosfamide in ovarian cancer. The Company previously reported positive Phase 2 data from a combination study with gemcitabine in treating front line pancreatic cancer. More recently, the Company announced that, upon interim analysis, it was stopping enrollment in a small cell lung cancer trial based upon an insufficient number of responses.

The Company will also continue to evaluate in-licensing opportunities to potentially add to its existing pipeline.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of small molecule therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates, clinical trial progress and results, potential therapeutic uses and benefits of our product candidates and financial results, estimates and projections. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to commence, enroll or complete its anticipated clinical trials and analyze data, issues arising in the regulatory process and the results, the time and expense required to conduct such clinical trials, the results of such clinical trials (including product safety issues and efficacy results), the ability to achieve the intended benefits of the expense reductions and refocusing efforts, and the ability to in-license other compounds or programs. Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed

http://www.thresholdpharm.com/

with the Securities Exchange Commission on August 7, 2007 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, 5th Floor, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com